Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01
PRICING SUPPLEMENT No. 14 dated May 18, 2026 (To Product Supplement No. 1 dated February 13, 2026, Prospectus Supplement dated February 13, 2026 and Prospectus dated February 13, 2026)

Wells Fargo Finance LLC Medium-Term Notes, Series B Fully and Unconditionally Guaranteed by Wells Fargo & Company Equity Linked Securities
Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

■ Linked to the common stock of Amazon.com, Inc. (the “Underlier”)

■ Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than or less than the face amount of the securities, depending on the performance of the Underlier from the starting value to the ending value. The maturity payment amount will reflect the following terms:

■ If the value of the Underlier increases, remains flat or decreases, but the decrease is not more than 15%, you will receive the face amount plus a contingent fixed return of 25.00% of the face amount

■ If the value of the Underlier decreases by more than 15%, you will have full downside exposure to the decrease in the value of the Underlier from the starting value, and you will lose more than 15%, and possibly all, of the face amount of your securities

■  Investors may lose a significant portion or all of the face amount

■  Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending value of the Underlier significantly exceeds the starting value; you will not participate in any appreciation of the Underlier

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue the Underlier for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity

The current estimated value of the securities is $971.39 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Wells Fargo Finance LLC
Per Security	$1,000.00	$18.25	$981.75
Total	$1,320,000.00	$24,090.00	$1,295,910.00

(1)  Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)  In respect of certain securities sold in this offering, our affiliate, Wells Fargo Securities, LLC, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Terms of the Securities

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measure:

The Market Measure (referred to as the “Underlier”), Bloomberg ticker symbol, starting value and threshold value are set forth in the table below.

Market Measure

Bloomberg Ticker Symbol

Starting Value(1)

Threshold Value(2)

Common Stock of Amazon.com, Inc.

AMZN

$264.86

$225.131

(1) The closing value of the Underlier on the pricing date.

(2) 85% of the starting value.

Pricing Date:	May 18, 2026.
Issue Date:	May 21, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

• if the ending value is greater than or equal to the threshold value: $1,000 + the contingent fixed return; or

• if the ending value is less than the threshold value:

$1,000 + ($1,000 × underlier return)

If the ending value is less than the threshold value, you will have full downside exposure to the decrease in the value of the Underlier from the starting value and will lose more than 15%, and possibly all, of the face amount of your securities at maturity.

Stated Maturity Date:

November 23, 2027, subject to postponement. The securities are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the securities prior to the stated maturity date.

Closing Value:

Closing value has the meaning assigned to “stock closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement. The closing value of the Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Ending Value:	The “ending value” will be the closing value of the Underlier on the calculation day.
Contingent Fixed Return:

The “contingent fixed return” is 25.00% of the face amount per security ($250.00 per security). As a result of the contingent fixed return, any positive return on the securities at maturity will be limited to 25.00% of the face amount.

Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day:	November 18, 2027, subject to postponement.

PRS-2

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of our affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay up to $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Wells Fargo Securities, LLC may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001HJV4

PRS-3

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Additional Information About the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with product supplement No. 1 dated February 13, 2026, the prospectus supplement dated February 13, 2026 and the prospectus dated February 13, 2026 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009729/wffprincipal-424b2_021326.htm

• Prospectus Supplement dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

• Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

PRS-4

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Estimated Value of the Securities

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the securities. This rate is used for purposes of determining the estimated value of the securities since we expect secondary market prices, if any, for the securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its

PRS-5

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-6

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■ seek a contingent fixed return at maturity if the ending value is greater than or equal to the threshold value;

■ are willing to accept the risk that, if the ending value is less than the threshold value, they will be fully exposed to the decrease in the value of the Underlier from the starting value, and will lose a significant portion, and possibly all, of the face amount per security at maturity;

■ understand that any positive return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the ending value exceeds the starting value;

■ are willing to forgo interest payments on the securities and dividends on the Underlier; and

■ are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■ seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■ are unwilling to accept the risk that the ending value may be less than the threshold value;

■ seek full exposure to the upside performance of the Underlier;

■ seek a greater contingent fixed return at maturity;

■ seek full return of the face amount of the securities at stated maturity;

■ are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

■ seek current income over the term of the securities;

■ are unwilling to accept the risk of exposure to the Underlier;

■ seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■ are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the securities provide specifically; or

■ prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-7

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Ending Value Is Less Than The Threshold Value, You Will Lose A Significant Portion, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value relative to the starting value and the other terms of the securities. Because the value of the Underlier will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value is less than the threshold value, the maturity payment amount will be less than the face amount, you will have full downside exposure to the decrease in the value of the Underlier from the starting value, and you will lose 1% of the face amount for every 1% that the ending value is less than the starting value. As a result, if the ending value is less than the threshold value, you will lose a significant portion, and possibly all, of the face amount per security at maturity. This is the case even if the value of the Underlier is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

You Will Receive The Contingent Fixed Return Only If The Ending Value Is Greater Than Or Equal To The Threshold Value.

You will receive the contingent fixed return only if the ending value is greater than or equal to the threshold value. If the ending value is less than the threshold value, then you will not receive the contingent fixed return, and you will suffer a loss on the securities.

The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

The potential return on the securities is limited to the contingent fixed return, regardless of how significantly the ending value exceeds the starting value. The Underlier could appreciate from the pricing date through the calculation day by significantly more than the percentage represented by the contingent fixed return, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Underlier.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations” as well as “Risk Factors— General Risk Factors Relating To All Securities—The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear” and “United States Federal Tax Considerations” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

PRS-9

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

The Securities Are Subject To Credit Risk.

The securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the Underlier for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the securities and, in the event we and the Guarantor were to default on the obligations under the securities and the guarantee, you may not receive any amounts owed to you under the terms of the securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the

PRS-10

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the Underlier. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the contingent fixed return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlier for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlier. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

●Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

●We Cannot Control Actions By The Underlying Stock Issuer.

●We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

PRS-11

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

●You Have Limited Anti-dilution Protection.

The Securities Will Be Subject To Single Stock Risk.

The value of the Underlier can rise or fall sharply due to factors specific to the Underlier, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Risks Relating To Conflicts Of Interest

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●  The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, WFS may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

●  The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation.

●  Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

●  Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the value of the Underlier.

● Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

●  Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

●  A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value and threshold value are set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Contingent Fixed Return:	25.00% of the face amount ($250.00 per security)
Hypothetical Starting Value:	$100.00
Hypothetical Threshold Value:	$85.00 (85% of the hypothetical starting value)

Hypothetical Payout Profile

Contingent Fixed Return of 25.00%
25.00%
-15%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Underlier Return at Maturity
Hypothetical Security Return
Hypothetical Underlier Return

PRS-13

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Hypothetical Returns

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,250.00	25.00%
$175.00	75.00%	$1,250.00	25.00%
$150.00	50.00%	$1,250.00	25.00%
$140.00	40.00%	$1,250.00	25.00%
$130.00	30.00%	$1,250.00	25.00%
$125.00	25.00%	$1,250.00	25.00%
$120.00	20.00%	$1,250.00	25.00%
$110.00	10.00%	$1,250.00	25.00%
$105.00	5.00%	$1,250.00	25.00%
$102.50	2.50%	$1,250.00	25.00%
$100.00	0.00%	$1,250.00	25.00%
$97.50	-2.50%	$1,250.00	25.00%
$95.00	-5.00%	$1,250.00	25.00%
$90.00	-10.00%	$1,250.00	25.00%
$85.00	-15.00%	$1,250.00	25.00%
$84.00	-16.00%	$840.00	-16.00%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-14

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is greater than the underlier return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$110.00
Hypothetical threshold value:	$85.00
Hypothetical underlier return:	10.00%

Because the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return.

On the stated maturity date, you would receive $1,250.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is less than the underlier return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$150.00
Hypothetical threshold value:	$85.00
Hypothetical underlier return:	50.00%

Because the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return. Even though the Underlier increased by 50% from the starting value to the ending value in this example, your return is limited to the contingent fixed return of 25.00%.

On the stated maturity date, you would receive $1,250.00 per security.

Example 3. The ending value is less than the starting value but is greater than the threshold value, and the maturity payment amount is greater than the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$95.00
Hypothetical threshold value:	$85.00
Hypothetical underlier return:	-5.00%

Because the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return.

On the stated maturity date, you would receive $1,250.00 per security.

PRS-15

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Example 4. The ending value is less than the threshold value, and the maturity payment amount is less than the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$50.00
Hypothetical threshold value:	$85.00
Hypothetical underlier return:	-50.00%

Because the hypothetical ending value is less than the hypothetical starting value by more than 15%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × underlier return)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date, you would receive $500.00 per security.

PRS-16

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

The Underlier

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services; offers programs that enable sellers to sell their products in its stores and to fulfill orders using its services; offers developers and enterprises a set of technology services, including compute, storage, database, analytics and machine learning and other services; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.

The issuer of the Underlier’s SEC file number is 000-22513. The Underlier is listed on The Nasdaq Global Select Market under the ticker symbol “AMZN.”

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlier for the period from January 4, 2021 to May 18, 2026. The closing price on May 18, 2026 was $264.86. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

Common Stock of Amazon.com, Inc. Daily Closing Prices
Daily Closing Price
300
250
200
150
100
50
0
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26
Date

PRS-17

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

United States Federal Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. Moreover, as discussed in the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation or a passive foreign investment company. If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined in the accompanying product supplement) in the case of a passive foreign investment company, or to a Non-U.S. Holder (as defined in the accompanying product supplement) in the case of a U.S. real property holding corporation. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, it is reasonable to treat a security as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes, as more fully described in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions” in the accompanying product supplement.

By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year and short-term capital gain or loss otherwise. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. Holder, please also read the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). An IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027, that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

PRS-18

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due November 23, 2027

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Wells Fargo Finance LLC and Wells Fargo & Company, when the securities offered by this pricing supplement have been issued by Wells Fargo Finance LLC pursuant to the indenture, the trustee has made, in accordance with the instructions of Wells Fargo Finance LLC, the appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”) identifying such securities as supplemental obligations thereunder, and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of Wells Fargo Finance LLC and the related guarantee will constitute a valid and binding obligation of Wells Fargo & Company, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii)(x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Wells Fargo & Company’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Wells Fargo & Company or Wells Fargo Finance LLC, the indenture, the master note and the securities (the indenture, the master note and the securities referred to collectively as the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated January 22, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by Wells Fargo & Company on January 22, 2026.

PRS-19